Exhibit 99.1

DESTINATION MATERNITY REPORTS IMPROVING COMPARABLE

SALES TREND FOR FISCAL 2017 SECOND QUARTER WITH

SIGNIFICANT IMPROVEMENT IN ECOMMERCE

Moorestown, NJ, August 9, 2017 – Destination Maternity Corporation (NASDAQ: DEST), the world’s leading maternity apparel retailer, today announced its third straight quarter of improved comparable sales trend with its fiscal 2017 second quarter. The Company noted that the improvement in trend reflects both the positive impact from its web re-platform and merchandising planning and allocation improvements. The Company noted further that it expects to report improved Adjusted EBITDA before other charges for the quarter versus the second quarter of fiscal 2016 as a result of continued improvement in gross margin as well as reduced expenses. The Company further expects a reduction in net debt at quarter end versus the fiscal 2016 second quarter. The Company expects to provide full results for its second quarter fiscal 2017 on or before the week of September 10, 2017.

Comparable Sales for the Second Quarter Fiscal 2017 (the 13-weeks ended July 29, 2017) (compared to the Fiscal 2016 period):

•	Comparable sales decreased 3.4%, with a sequential improvement in each month of the quarter from negative 5.6% in May to negative 3.3% in June and negative 1.1% in July.

•	Ecommerce sales, which are included in comparable sales, rose 30.2%, including an 18.2% increase in May; an increase of 29.2% in June; and an increase of 46.2% in July.

•	Comparable sales represents sales from stores open at least one year plus ecommerce sales.

Anthony M. Romano, Chief Executive Officer & President, stated: “We are encouraged by the sequential improvement in our trend over the last three quarters as well as month to month improvement in trend throughout the second quarter. We are particularly excited by the very positive performance of our recently re-launched ecommerce sites which delivered comparable sales improvement of 30.2% for the quarter, with a 46.2% improvement in July. Our websites, which were redesigned with the millennial consumer in mind and a “mobile first” focus, are on pace to beat our goal of 20% penetration to our overall sales and are outperforming our expectations to date. That said, given the ongoing difficult retail environment we continue to study all areas of our business with a view toward improvement in our profitability and liquidity.”

About Destination Maternity

Destination Maternity Corporation is the world’s largest designer and retailer of maternity apparel. As of April 29, 2017 Destination Maternity operates 1,157 retail locations in the United States, Canada and Puerto Rico, including 511 stores, predominantly under the trade names Motherhood Maternity®, A Pea in the Pod® and Destination Maternity®, and 646 leased department locations. The Company also sells merchandise on the web primarily through its brand-specific websites,

Exhibit 99.1

motherhood.com and apeainthepod.com, as well as through its destinationmaternity.com website. Destination Maternity has international store franchise and product supply relationships in the Middle East, South Korea, Mexico, Israel and India. As of April 29, 2017 Destination Maternity has 219 international franchised locations, including 19 standalone stores operated under one of the Company’s nameplates and 200 shop-in-shop locations.

Forward-Looking Statements

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding comparable sales, other results of operations, liquidity and financial condition, and various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: the strength or weakness of the retail industry in general and of apparel purchases in particular, our ability to successfully manage our various business initiatives, the success of our international business and its expansion, our ability to successfully manage and retain our leased department and international franchise relationships and marketing partnerships, future sales trends in our various sales channels, unusual weather patterns, changes in consumer spending patterns, raw material price increases, overall economic conditions and other factors affecting consumer confidence, demographics and other macroeconomic factors that may impact the level of spending for apparel (such as fluctuations in pregnancy rates and birth rates), expense savings initiatives, our ability to anticipate and respond to fashion trends and consumer preferences, unanticipated fluctuations in our operating results, the impact of competition and fluctuations in the price, availability and quality of raw materials and contracted products, availability of suitable store locations, continued availability of capital and financing, our ability to hire, develop and retain senior management and sales associates, our ability to develop and source merchandise, our ability to receive production from foreign sources on a timely basis, our compliance with applicable financial and other covenants under our financing arrangements, potential debt prepayments, the trading liquidity of our common stock, changes in market interest rates, our compliance with certain tax incentive and abatement programs, war or acts of terrorism and other factors set forth in the Company’s periodic filings with the U.S. Securities and Exchange Commission (the “SEC”), or in materials incorporated therein by reference.

Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this announcement are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this announcement. The Company assumes no obligation to update or revise the information contained in this announcement (whether as a result of new information, future events or otherwise), except as required by applicable law.

CONTACT:  Allison Malkin

                      Caitlin Morahan

                      ICR, Inc.

                       DestinationMaternityIR@icrinc.com

                       203-682-8225

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